EXHIBIT 99.17

FOR IMMEDIATE RELEASE

Contacts:	Valerie Haertel (Investor Relations) (212) 969-6414 investor_relations@acml.com	John Meyers (Media) (212) 969-2301 john_meyers@acml.com

ALLIANCE CAPITAL ANNOUNCES JANUARY 2002 MONTH-END

ASSETS UNDER MANAGEMENT

New York, NY, February 14, 2002 — Alliance Capital Management Holding L.P. (“Alliance Holding”) (NYSE: AC) and Alliance Capital Management L.P. (“Alliance Capital”) today reported preliminary assets under management of approximately $451 billion at January 31, 2002, compared to $455 billion at December 31, 2001 and $472 billion at January 31, 2001.

Total assets under management (AUM) at January 31, 2002, decreased 0.9% compared to December 31, 2001 and 4.5% compared to January 31, 2001.  The shift that occurred during 2001 from growth equities to value equities and fixed income continued into January.  Year-over-year, growth equity AUM declined 19.5%, value equity AUM rose 10.9% and fixed income AUM increased 12.0%.

ALLIANCE CAPITAL MANAGEMENT L.P.

(THE OPERATING PARTNERSHIP)

ASSETS UNDER MANAGEMENT

($ billions)

	At January 31, 2002 (preliminary)				At Dec 31, 2001	At Jan 31, 2001
	Retail	Institutional Investment Management	Private Client	Total	Total	Total
Equity
Growth	$69	$96	$4	$169	$175	$210
Value	20	56	26	102	101	92
Total Equity	89	152	30	271	276	302

Fixed Income	63	76	10	149	147	133

Passive	3	28	0	31	32	37

Total	$155	$256	$40	$451	$455	$472

ABOUT ALLIANCE CAPITAL

Alliance Capital is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. As one of the world’s leading global investment management organizations, Alliance Capital is able to compete for virtually any portfolio assignment in any developed capital market in the world.

Alliance Holding owns approximately 30% of the units of limited partnership interest in Alliance Capital. AXA Financial, Inc. owns approximately 2% of the outstanding Alliance Holding Units and approximately 52% of the outstanding Alliance Capital Units, representing an approximate 53% economic interest in Alliance Capital. AXA Financial, Inc. is a wholly owned subsidiary of AXA, one of the largest global financial services organizations.

Forward-Looking Statements

Certain statements provided by Alliance Capital and Alliance Holding in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of Alliance Capital’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates.  Alliance Capital and Alliance Holding caution readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; Alliance Capital and Alliance Holding undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.